Exhibit 99.1

News Release Contact: Ralph Pitts, Belk, Inc., 704-426-8402, Ralph Pitts@belk.com

Belk, Inc. Reports Third Quarter Operating Results

Comparable Store Sales Increase 6.6 Percent

CHARLOTTE, N.C., November 22, 2011 – Belk, Inc. today reported third quarter and year-to-date results that reflect the company’s continued success in implementing key business strategies. Third quarter results included a 6.6 percent increase in comparable store sales and a significant improvement in net income compared to the same prior-year period.

Net Sales

Net sales for the 13-week period ended October 29, 2011 increased 5.9 percent to $790.7 million compared to the same prior-year period. The increase resulted from a continuation of improved sales trends in both store and eCommerce sales. Gains for the period were broadly based. Top performing merchandise areas included ladies shoes, cosmetics, hard home merchandise, and men’s apparel.

Belk’s year-to-date sales totaled $2,471.1 million, an increase of 5.7 percent compared with the same 39-week prior year period. On a comparable store sales basis, year-to-date sales increased 5.8 percent over the prior-year period.

Net Income

Third quarter net income was $0.6 million compared to a $4.2 million loss for the same period last year. Net income excluding non-comparable items was $1.4 million versus a $6.1 million loss in the same prior-year period. A detailed reconciliation of net income to net income excluding non-comparable items is provided at the end of this release.

Year-to-date net income increased 76.4 percent to $57.5 million compared to the same 39-week period last year. Net income excluding non-comparable items was $56.9 million compared to $30.5 million for the same prior-year period.

Tim Belk, chairman and chief executive officer of Belk, Inc., said, “We are encouraged by our strong results and momentum as we enter the fourth quarter. We see this as a good time to continue investing in our business, including technology to add new capabilities, store remodels and expansions, and building our new brand.”

Store Improvements

A number of major store improvement projects were completed by the company during the third quarter. They include the relocation of the Belk store in Corinth, Miss. to an expanded and renovated new building in the same center; the expansion and remodeling of stores in Statesboro, Ga. and Monroe, N.C.; and the remodeling of stores in Cary, N.C., Tupelo, Miss., Charlotte, N.C. (SouthPark Mall), New Bern, N.C., Dublin, Ga. and Vicksburg, Miss. A remodeling of the Richlands, Va. store was completed in July, and a grand reopening of the remodeled store at Myrtle Beach Mall in Myrtle Beach, S.C. was held November 15, 2011.

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Additionally, Belk has completed shoe department expansion and remodeling projects in 32 store locations this year along with fashion jewelry department remodeling projects in 56 locations. The company also completed the installation of new logo signs in all stores during the period.

About Belk, Inc.

Charlotte, N.C.-based Belk, Inc. (www.belk.com) is the nation’s largest privately owned mainline department store company with 303 Belk stores located in 16 Southern states. The company was founded in 1888 by William Henry Belk in Monroe, N.C., and is in the third generation of Belk family leadership. Its belk.com Web site offers a wide assortment of fashion apparel, shoes and accessories for the entire family along with top name cosmetics, a wedding registry and a large selection of quality merchandise for the home. To connect with Belk via Facebook, Twitter, blog mobile phone text messages or by email, go to: Belk Get Connected.

Modern. Southern. Style.

Belk seeks to satisfy the modern Southern lifestyle like no one else, so that our customers get the fashion they desire and the value they deserve. Our vision is for the modern Southern woman to count on Belk first – for her, for her family, for life.

Notes:

To provide clarity in measuring Belk’s financial performance, Belk supplements the reporting of its consolidated financial information under generally accepted accounting principles (GAAP) with the non-GAAP financial measure of “net income excluding non-comparable items.” Belk believes that “net income excluding non-comparable items” is a financial measure that emphasizes the Company’s core ongoing operations and enables investors to focus on period-over-period operating performance. It is among the primary indicators Belk uses in planning and operating the business and forecasting future periods, and Belk believes this measure is an important indicator of recurring operations because it excludes items that may not be indicative of or are unrelated to core operating results.

Belk also excludes such items when evaluating company performance in connection with its incentive compensation plans. In addition, this measure provides a better baseline for modeling future earnings expectations and makes it easier to compare Belk’s results with other companies that operate in the same industry. Net income is the most directly comparable GAAP measure. The non-GAAP measure of “net income excluding non-comparable items” should not be considered in isolation or as a substitute for GAAP net income.

Certain statements made in this news release may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as our expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. You can identify these forward-looking statements through our use of words such as “may,” “will,” “intend,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “continue” or other similar words.

Forward-looking statements include information concerning possible or assumed future results from merchandising, marketing and advertising in our stores and through the Internet, general economic conditions, the success of our re-branding, our ability to be competitive in the retail industry, our ability to execute profitability and efficiency strategies, our ability to execute growth strategies, anticipated benefits from our strategic initiative to strengthen our merchandising and planning organizations, anticipated benefits from the redesign of our belk.com website and our eCommerce fulfillment center, the expected benefit of new systems and technology, anticipated benefits from our acquisitions and the anticipated benefit under our Program Agreement with GE. These forward looking statements are subject to certain risks and uncertainties that may cause our actual results to differ significantly from the results we discuss in such forward-looking statements. We believe that these forward-looking statements are reasonable. However, you should not place undue reliance on such statements. Any such forward-looking statements are qualified by the following important risk factors and other risks which may be disclosed from time to time in our filings that could cause actual results to differ materially from those predicted by the forward-looking statements. Forward-looking statements relate to the date initially made, and we undertake no obligation to update them.

Risks and uncertainties that might cause our results to differ from those we project in our forward-looking statements include, but are not limited to: economic, political and business conditions, nationally and in our market areas, including rates of economic growth, interest rates, inflation or deflation, consumer credit availability, levels of consumer debt and bankruptcies, tax rates and policy, unemployment trends, potential acts of terrorism and threats of such acts and other matters that influence consumer confidence and spending; the customer response to our re-branding initiative; our ability to anticipate the demands of our customers for a wide variety of merchandise and services, including our predictions about the merchandise mix, quality, style, service, convenience and credit availability of our customers; unseasonable and extreme weather conditions in our market areas; seasonal fluctuations in quarterly net income due to the significant portion of our revenues generated during the holiday season in the fourth fiscal quarter and the significant amount of inventory we carry during that time; competition from other department and specialty stores and other retailers, including luxury goods retailers, general merchandise stores, Internet retailers, mail order retailers and off-price and discount stores, in the areas of price, merchandise

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mix, quality, style, service, convenience, credit availability and advertising; our ability to effectively use advertising, marketing and promotional campaigns to generate high customer traffic in our stores and, to a lesser degree, through on-line sales; variations in the amount of vendor allowances; our ability to expand our eCommerce business through our updated and redesigned belk.com website, including our ability to meet the systems challenges of operating the website consistently and our ability to efficiently operate our eCommerce fulfillment facility; our ability to find qualified vendors from which to source our merchandise and our ability to access products in a timely and efficient manner from a wide variety of domestic and international vendors; increases in the price of merchandise, raw materials, fuel and labor or their reduced availability; the income we receive from, and the timing of receipt of, payments from GE, the operator of our private label credit card business, which depends upon the amount of purchases made through the proprietary credit cards, the level of finance charge income generated from the credit card portfolio, the number of new accounts generated, changes in customers’ credit card use, and GE’s ability to extend credit to our customers; our ability to manage our expense structure; our ability to continue to open new stores, or to remodel or expand existing stores, including the availability of existing retail stores or store sites on acceptable terms and our ability to successfully execute the Company’s retailing concept in new markets and geographic regions; the efficient and effective operation of our distribution network and information systems to manage sales, distribution, merchandise planning and allocation functions; the effectiveness of third parties in managing our outsourced business; loss of qualified employees or an inability to attract, retain and motivate additional highly skilled employees; changes in federal, state or local laws and regulations; our ability to comply with debt covenants, which could adversely affect our capital resources, financial condition and liquidity; and our ability to realize the planned efficiencies from our acquisitions and effectively integrate and operate the acquired stores and businesses, including our fiscal year 2007 acquisition of Parisian stores and our fiscal year 2007 acquisition of the assets of Migerobe and commencement of our owned fine jewelry business.

Our forward-looking statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, even if future events or new information may impact the validity of such statements.

For a detailed description of the risks and uncertainties that might cause our results to differ from those we project in our forward-looking statements, we refer you to the section captioned “Risk Factors” in our annual report on Form 10-K for the fiscal year ended January 29, 2011 that we filed with the SEC on April 12, 2011. Our other filings with the SEC may contain additional information concerning the risks and uncertainties listed above, and other factors you may wish to consider. Upon request, we will provide copies of these filings to you free of charge.

BELK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(millions)	October 29, 2011	October 30, 2010	October 29, 2011	October 30, 2010
Revenues	$790.7	$746.6	$2,471.1	$2,338.2
Cost of goods sold (including occupancy, distribution and buying expenses)	545.6	515.8	1,663.1	1,584.4
Selling, general and administrative expenses	231.0	227.1	688.5	670.5
Gain on sale of property and equipment	0.5	2.7	1.8	4.5
Asset impairment and exit costs	1.6	0.1	0.8	1.3

Operating income	13.0	6.3	120.5	86.5
Interest expense, net	(12.2)	(12.1)	(37.2)	(37.7)

Income (loss) before income taxes	0.8	(5.8)	83.3	48.8
Income tax expense (benefit)	0.2	(1.6)	25.8	16.2

Net income (loss)	$0.6	(4.2)	$57.5	$32.6

BELK, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME AND

NET INCOME EXCLUDING NON-COMPARABLE ITEMS

(unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks
(millions)	October 29, 2011	October 30, 2010	October 29, 2011	October 30, 2010
Net income (loss)	$0.6	$ (4.2)	$57.5	$32.6
Gain on sale of property and equipment, net of income tax	(0.4)	(1.9)	(1.2)	(3.0)
Asset impairment and exit costs, net of income tax	1.2	–	0.6	0.9

Net income (loss) excluding non-comparable items	$1.4	$(6.1)	$56.9	$30.5